Exhibit 10.9

AGREEMENT

This Agreement (“Agreement”) is made as of September 15, 2005, by and among the following parties (collectively, the “Parties”):

PARTIES

A.                                   A.C.T. Group, Inc., a Delaware corporation with a principal place of business in Worcester, Massachusetts (“Group”);

B.                                     Advanced Cell Technology, Inc., a Nevada corporation, with a principal place of business in Los Angeles, California (“ACTC”).

C.                                     Advanced Cell, Inc., a Delaware corporation and a wholly-owned subsidiary of ACTC, with a principal place of business in Worcester, Massachusetts (“ACT”); and

RECITALS

1.                                       Group issued a series of sixteen (16) separate promissory notes over the period beginning December 23, 1999 and ending April 30, 2002, totaling $3,975,000 in aggregate principal amount (the “Bridge Notes”) to certain noteholders (the “Noteholders”), including Gary Aronson (“Aronson”) and John Gorton (“Gorton”).  The transactions resulting in the issuance of certain of the Bridge Notes involved the issuance of warrants to purchase shares of Group.   Group is currently in default on all Bridge Notes.  Group currently has no cash to extinguish or reduce the amounts due under (i) the Bridge Notes, or (ii) any other indebtedness of Group, including the indebtedness owed to Aronson and Gorton.

2.                                       Aronson and Gorton have initiated lawsuits against Group, and certain other parties, seeking to collect amounts due under their Bridge Notes and seeking other remedies related thereto, all as more specifically set forth in the lawsuit listed below:

•                  Gary D. Aronson and John Gorton v. A.C.T. Group, Inc., Advanced Cell Technology, Inc, Michael D. West and Gunnar L. Engstrom, Worcester, Massachusetts Superior Court, No. 2004-CV-00523

The foregoing actions are hereinafter collectively referred to as the “Bridge Note Litigation” and the underlying claims and causes of action in such actions are referred to as the ”Aronson/Gorton Claims.”  Aronson and Gorton have received a judgment in their favor against Group in connection with the Bridge Note Litigation.

3.                                       The existence of the Bridge Note Litigation, the status of the Bridge Notes held by Aronson and Gorton and the uncertainty surrounding the judgment of the Bridge Note Litigation continue to have an adverse effect upon the stability of ACTC and its financing activities.

4.                                       Therefore, pursuant to the terms of that certain Settlement Agreement by and between Aronson, Gorton, ACT, ACTC and the other parties thereto (the “Aronson/Gorton Settlement Agreement”), ACTC has agreed to settle the Bridge Note Litigation by Aronson and Gorton assigning their respective Bridge Notes and the Aronson/Gorton Claims to ACTC in exchange for the issuance by ACTC of ACTC cash, notes and warrants (collectively, the “Settlement Payments”) to Aronson and Gorton, as more fully described in the Aronson/Gorton Settlement Agreement.

5.                                       As of the date of this agreement, ACTC has a net liability to Group in the amount of $599,581 (“ACTC Obligations”), consisting of a Note Payable of $1,000,000, and related accrued interest of $381,877, owed to Group by ACTC, offset by an Intercompany Receivable due to ACTC from Group in the amount of $782,295.  Additionally, as more fully described above, ACTC has agreed to (i) extinguish in full

Group’s obligations of indebtedness to Aronson and Gorton, and (ii) make the Settlement Payments to Aronson and Gorton of $332,524 cash and $600,000 in Notes Payable.  In addition, as part of the settlement, ACTC has issued a Warrant to purchase 422,727 shares of ACTC Common Stock at $2.20 per share, resulting in a Black Scholes charge to ACTC of $469,966.  The aggregate amount related to Settlement Payments, including cash, notes and Black Scholes value of warrants issued (“Group Obligations”) is $1,402,490. As summarized in Exhibit A to this agreement, there is an existing intercompany debt owed to ACTC by Group of $802,909, comprised of the difference between the Group Obligations and the ACT Obligations (such difference hereinafter referred to as the “Inter-Company Balance”), and, each Party desires to settle the Inter-Company Balance in conjunction with the settlement of the Bridge Note Litigation.

6.                                       Therefore, the Parties desire to provide for the extinguishment of the Inter-Company Balance in accordance with the terms of this Agreement.

AGREEMENT

In consideration of the foregoing, and the mutual agreements set forth herein, the parties agree as follows:

1.                                       Definitions.  All terms defined in the sections of this Agreement entitled “Parties” and “Recitals” shall have the meanings set forth therein.  In addition to any definitions set forth therein, the following terms shall be defined as set forth below.

“Affiliate” or “Affiliates” means any person or entity controlling, controlled by, or under common control with another such person or entity.  “Control” as used herein shall mean any one or more of: (i) the possession, direct or indirect, of the power to direct or cause the direction, of the management and policies of such controlled person or entity; (ii) the ownership, directly or indirectly, of a sufficient amount of the voting securities of, or possession of the right to vote in, the ordinary direction of an entity’s affairs, and (iii) in the case of a partnership, limited liability company or similar entity, the term Affiliate shall also include any person or entity controlling or controlled by or under common control with any general partner, manager or person with similar status in the partnership, limited liability company or similar entity.

“Effective Date” means and refers to the later of (i) the date of this Agreement, or (ii) the full and final settlement of the Bridge Note Litigation related to the Bridge Notes held Gary D. Aronson and John Gorton, or any assignees thereof.

“Plaintiffs” means the plaintiffs and all Affiliates thereof in the Bridge Note Litigation as of the Release Date.

“Release Date” is defined in Section 3 hereof.

2.                                       Offset Computation between Group, ACTC and ACT.

(a)                                  Transfer of ACTC Shares by Group.  In order to settle and extinguish the Inter-Company Balance, Group hereby agrees that, in connection with the effectuation of its proposed liquidation, Group will transfer to ACTC 352,153 shares of common stock, par value $0.001 per share (“Common Stock”), of ACTC.  Attached hereto and incorporated herein by reference is Exhibit A, which sets forth the schedule (the “Offset Schedule”) identifying the ACT Obligations, the Group Obligations, and the agreed-upon method by which the parties computed the Inter-Company Balance and determined the number of shares of Common Stock to be issued by Group to ACTC hereunder.  The Offset Schedule also provides all of the relevant financial and related information concerning the Inter-Company Balance.

(b)                                 Representations Regarding Offset Schedule.  Group, ACTC and ACT each hereby represents that it has carefully reviewed the Offset Schedule and agrees that (i) the Offset Schedule accurately reflects the status of the Inter-Company Balance on the date hereof, (ii) accurately and completely summarizes Settlement Payments related to the Aronson and Gorton Settlement, including Black Scholes value of Warrants issued by ACTC and (iii) other than as set forth on the Offset Schedule, there is no additional indebtedness between (A) Group and (B) ACTC and/or ACT.

(c)                                  Post-Closing Reconciliation.  The Intercompany Receivable includes an estimate of additional costs in the amount of approximately $83,000 that may be incurred by ACTC in connection with finalizing the various transactions related to this Agreement and the Bridge Note Litigation (the “Expense Withhold”).   Accordingly, ninety (90) days following the date of this Agreement, the Parties agree to reconcile the Expense Withhold and in the event ACTC has not incurred the full amount of the Expense Withhold, ACTC shall remit (by ACTC check) the difference between the Expense Withhold and the actual expense incurred by ACTC.

3.                                       Releases.  In consideration of this Agreement, the following releases shall immediately and without further action on the part of any party become fully effective.

(a)                                  Group’s Release.  Group does for itself, and its shareholders, directors, officers, agents, employees, managers, Affiliates, owners, members and other persons with any direct or indirect ownership interests in, Group, and their respective predecessors, successors, assigns and Affiliates (collectively, the “Group Parties”), hereby release, acquit and forever discharge ACTC and ACT, and all of their respective past, current and future shareholders, directors, officers, agents, employees, managers,

Affiliates, owners, members and other persons with direct or indirect ownership interests in such Parties and the respective successors, assigns and Affiliates of such persons (collectively, the “Group Releasees”), of and from any and all debts (including without limitation any intercompany debts described in this Agreement or in Exhibit A), demands, damages, liabilities, claims or causes of action of any kind or nature, whether legal or equitable, direct or indirect, known or unknown, including without limitation third-party claims for indemnity, contribution, and any other action or cause of action, that any of the Group Parties now has or ever may have against any of the Group Releasees, on any legal or equitable theory of any nature whatsoever, including breach or violation of contract, tort, breach of fiduciary duty, breach of statutory obligations, breach of directors’ duties, violation of law, rule or regulation, failure to act in good faith or any other cause of action in law or equity; provided, however, that such release shall not apply to any breach of the terms of this Agreement by any of the Group Releasees.

 (b)                              ACTC’s and ACT’s Release.  Upon receipt of the shares of Common Stock by ACTC in accordance with Section 2(a) above, each of ACTC and ACT does for itself, and its shareholders, directors, officers, agents, employees, managers, Affiliates, owners, members and other persons with any direct or indirect ownership interests in, ACTC and ACT, and their respective predecessors, successors, assigns and Affiliates (collectively, the “ACT Parties”), hereby release, acquit and forever discharge Group, and all of its respective past, current and future shareholders, directors, officers, agents, employees, managers, Affiliates, owners, members and other persons with direct or indirect ownership interests in Group and its respective successors, assigns and Affiliates of such persons (collectively, the “ACT Releasees”), of and from any and all debts

(including without limitation any intercompany debts described in this Agreement or in Exhibit A), demands, damages, liabilities, claims or causes of action of any kind or nature, whether legal or equitable, direct or indirect, known or unknown, including without limitation third-party claims for indemnity, contribution, and any other action or cause of action, that any of the ACT Parties now has or ever may have against any of the ACT Releasees, on any legal or equitable theory of any nature whatsoever, including breach or violation of contract, tort, breach of fiduciary duty, breach of statutory obligations, breach of directors’ duties, violation of law, rule or regulation, failure to act in good faith or any other cause of action in law or equity; provided, however, that such release shall not apply to any breach of the terms of this Agreement by any of the ACT Releasees.

4.                                       Miscellaneous.

(a)                                  Integration. This Agreement and its exhibits and attachments constitute the entire agreement among the Parties and no representations, warranties or inducements have been made to any Party concerning this Agreement or its exhibits and attachments other than the representations, warranties and covenants contained and memorialized in such documents.

(b)                                 Drafting. The Parties agree that no single party shall be deemed to have drafted this Agreement, or any portion thereof, for purpose of the invocation of contra proferentum. This Agreement is a collaborative effort of the Parties and shall be construed as such.

(c)                                  Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the Parties thereto.

(d)                                 Interpretation and Governing Law. All terms and conditions of this Agreement and the exhibits and attachments shall be governed by and interpreted according to the laws of the State of Delaware, without reference to its conflict of law provisions.

(f)                                    Fair & Reasonable. The Parties believe this Agreement is fair and reasonable, in the best interest of all Parties, and have arrived at this Agreement as a result of extensive arms-length negotiations.

(g)                                 Counterparts. This Agreement may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the Parties to this Agreement shall exchange among themselves original signed counterparts.  This Agreement shall be effective upon execution and delivery by Group, ACTC or ACT.

(h)                                 Independent Counsel.  Each Party to this Agreement represents that it has been represented by independent counsel in the negotiation and execution of this Agreement and has performed all desired and necessary due diligence prior to the execution of this Agreement.  The individuals executing this Agreement represent that they have full power and authority to execute this document on behalf of such Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

WITNESS:	A.C.T. GROUP, INC.

	By:	/s/ Bernard Fung
	Its:	Director
Bernard Fung

ADVANCED CELL, INC.

	By:	/s/ William M. Caldwell, IV
Its:

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
Its: